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The following is a transcript of a Question and Answer session with Chris Caldwell, President and Chief Executive Officer of Concentrix Corporation, and Andre Valentine, Chief Financial Officer of Concentrix Corporation, at the J.P. Morgan 2023 Global Technology, Media and Communications Conference on May 24, 2023. A recording of this Question and Answer session was posted to the Concentrix Corporation website on May 25, 2023.

Participants
Chris Caldwell, President and Chief Executive Officer of Concentrix Corporation
Andre Valentine, Chief Financial Officer of Concentrix Corporation
Alok Matapurkar, Managing Director, Tech Investment Banking, J.P. Morgan

Alok Matapurkar: Good afternoon. Alok Matapurkar, Managing Director, Tech Investment Banking, JPMorgan. Thrilled to have our guests here, Concentrix Corporation, a global leader in digital CX. Joining us today are Chris Caldwell, CEO, and Andre Valentine, CFO. Welcome, guys.
Chris Caldwell: Thank you very much.
Andre Valentine: Thanks for having us.
Alok Matapurkar: So I thought maybe we could start with having you provide a brief introduction and overview of the company.
Andre Valentine: Sure. I’d be glad to do that. And thanks again for having us. So Concentrix Corporation, we are a leading global provider of customer experience solutions with -- in 2022, we had roughly $6.3 billion in revenue, generated over $1 billion in adjusted EBITDA and nearly $500 million in free cash flow. We serve over 130 of the Fortune Global 500 brands. And we’ve been investing in capabilities to not only run the CX solutions for these clients, but to help them design and build the CX solutions. And that’s really -- being able to do that at scale, we see as a meaningful differentiator for us versus our traditional peers.
It’s a really, really exciting time for us at Concentrix. About 2 months ago, we announced the combination with Webhelp, who is based in Paris, France. They are, in their own right, a leading CX provider with nearly $3 billion in revenue expected in 2023 and a very impressive over 10% revenue compound annual growth rate over the past 5 years, and that’s all organic. Strong capabilities, particularly in Europe, Latin America and Africa that they bring to the mix and a very, very strong client list with very limited overlap versus what we have at Concentrix. On a combined basis, 2023 revenues for the two companies will be nearly $10 billion and combined EBITDA will be about $1.6 billion on an adjusted basis. The combination really puts us in a position where we have great revenue diversification with nearly 1/3 of each of our revenue coming from the Americas, from EMEA and from Asia Pacific.
And finally, I’ll just wrap up, this is a very, very attractive financial profile for investors. We expect accretion in year 1 to be mid- to high single digits and achieving double-digit EPS accretion by year 2. So that’s kind of an overview of the company and some of the recent developments we’re very excited about, and we’ll turn it back to you for questions.
Alok Matapurkar: Great. Andre, you mentioned Webhelp. So maybe that’s a good place to start. Can you share any background of the deal? And what attracted you to this particular company versus other alternatives? And how does it position the company stronger in the competitive landscape, the combined company?

Chris Caldwell: For sure Alok. From our perspective, we’ve talked to investors for the last 2 years about the requirements to build out more of our footprint in Europe and to continue to strengthen our footprint in Latin America. And when we looked at all of the competitors in that space, one competitor that continued to come up above all the others in terms of capability, domain knowledge, least amount of overlap was Webhelp. And frankly, they weren’t a seller. And it took us a long time to kind of work through a way that we can combine the two businesses that would drive value for the organizations. And our thesis for what we thought would happen has really translated into conversations with clients after we’ve announced the acquisition and combination of the two companies coming together is the fact that they get access to a now European footprint for Concentrix clients and that the Webhelp clients get access to an Asia Pac, North American footprint. We also build a very strong Latin American footprint and open up an African footprint for us. So very, very excited about how the two organizations are going to come together.
Alok Matapurkar: Any update on progress with the transaction when you expect to close?
Chris Caldwell: For sure. So as we’ve talked about, we are thinking about the back half of this year. We’re still in progress for that and planning. We started sort of the discussions around how to do the integration, clearly through the clean room process. So we’re making good progress from that perspective. And we’re working on our proxy to come out and certainly believe that we’re on the time line that we indicated when we first announced the acquisition.
Alok Matapurkar: And zooming out a little bit, Chris, you’ve always talked about consolidation in the space. You did this transaction, we saw Teleperformance acquired Majorel. What is driving that? And do you expect this to continue in the future?
Chris Caldwell: Yes, we certainly believe that the industry is going to continue to consolidate. Our thesis is that there’s going to be a few global players, of which we plan to be one, sort of, plus $10 billion and growing, and then there’s going to be a number of boutiques that are smaller, let’s say, call it, $500 million to $1 billion range. And then really, there’s nothing left in the middle. And that’s primarily because clients are looking for deeper relationships with fewer partners. They’re looking for more capabilities from those partners. And the barriers to entry increasing, not only from a compliance perspective, regulatory perspective, security perspective, that you need that critical scale to be able to make the investments. And so really, that client buying behavior, we don’t see changing. We just see increasing.
Alok Matapurkar: Speaking of client behavior, you’ve talked about how in tough macro backdrops, you see a focus on cost cutting, you see vendor consolidation. What are you seeing in terms of client behavior in this environment? And also second part of that question, are you seeing a difference across verticals that you serve?
Chris Caldwell: Yes. So first off, you are correct. When you see a sustained period of down economic cycle, you tend to get clients who start to think about their cost structure. And they look at consolidating partners during that time period. They look at outsourcing more during that time period. They might look at retaining some work in-house to keep some muscle memory. But long and the short of it is when you get that sustained down ramp, you get that decisions around how they’re going to work with their partners more. And historically, we’ve always benefited from that, and we expect to benefit from that. There’s always that transition period time that we’re going through right at the moment where clients are kind of making those decisions.
When we look at verticals, primarily it’s what you’d expect with consumption type of impact on macroeconomics. We see impact in retail being down, e-commerce as being much lighter, consumer electronics demand is not as robust as what you would expect and what you had sort of 6 or 7 months ago. The outlier is travel. Regardless of what’s going on in the macroeconomic areas, people are traveling. People are spending money on travel, and that still seems to be very, very robust. Other things that are doing generally well, banking. Traditional banks are continuing to figure out how to change their dynamic from a cost to serve, that’s benefiting us. Healthcare companies continuing to benefit us. So it’s a bit of a mix, but overall, as you’d expect, as we go through these times.
Alok Matapurkar: Topic this year: gen AI. What do you see in terms of the impact on the industry? Do you see it as an opportunity, as a threat, a little of both?
Chris Caldwell: Yes. Actually, we see it as an opportunity. And it’s funny. To us, it’s been something that’s just the evolution of the tools that are out there. I think, to investors, this is the first time they’ve actually been actually able to interact with technology that has a change for them. So when investors heard about RPA many years ago, they’re calling, okay, that’s kind of interesting it’s B2B, but now investors can actually see how chat AI can interact. But from an industry perspective, we’ve always been focused about automating our business and automating our clients’ business because, to us, it’s not about volume, it’s about value. And there’s quite a difference. So we expect that it will impact some volume, but we believe that we will be able to increase the value much like we’ve done with RPA, much like we’ve done with driving mobile applications and all sorts of other work that we do.
We do also expect that it will be far more beneficial for driving better productivity and better proficiency from a staffing perspective, more so and first, which isn’t going to have as much impact on revenue by any stretch of the imagination. We also think what people are underestimating is that these things don’t run on their own. They require a lot of services that go along with it from consulting, from implementation services to the management of making sure that the systems don’t hallucinate to making sure that they’re delivering the right answers all the time. All of those are, frankly, margin-rich opportunities for us because we’re the last mile with that client to develop those services for their clients. And that’s really what we’re seeing and how clients are engaging with us right now is understanding how to put and implement the technology.
Alok Matapurkar: Chris, any specific examples that pop to mind, any verticals because you’ve been talking more automation and AI for some time now, in terms of what you’re already doing or what clients have begun to ask you to do?
Chris Caldwell: Yes. So let’s separate that a little bit. From an AI perspective, we’ve been using AI, more machine learning for probably the last year and a half to two years. And we’ve got very good demonstrable examples of where we’ve implemented it into our systems and implemented it into our processes and seeing real tangible benefits. Probably the biggest one is how we’ve automated a significant amount of our QA where you would use to have people kind of look at 10, 15% of the transactions and make sure that they were up to the right standards and doing the right things to where now, we can actually look at 100% of the transactions and we give client sentiment, give feedback to customers about problems with their products or processes. We’ve been able to do this without increasing our headcount at all and actually bringing our headcount down in the QA function, and we have it deployed across tens of thousands of desktops, over 50,000 desktops we’ve got it deployed on.
So that’s going very well, and we’re going to continue to roll that out. Gen AI, slightly different. Higher cost model, right? Every query to a large language model has an impact of a cost. And so, right now, a lot of people are trying to figure out what that cost model is, how it’s going to scale and can it be more accurate? And where we’re seeing clients really getting interested is saying, can we search the knowledge base faster and get better information back to our staff who are handling the customer interaction in a more efficient manner? They’re more interested in that. So think of clients that have large knowledge bases. Healthcare companies are a great example. If you’ve ever tried to phone a healthcare company up and ask about your medical benefits in the U.S., you know that you normally put on hold a few times or the chat we’ll say, let me look this up for a little bit. All of a sudden, you can get that contextual information back a lot faster and then have that interaction with that adviser. So we see real benefit in that and some good POCs in the healthcare space.

Similarly, believe it or not, in travel and transportation, when you’re dealing with an airline and you’re looking at all the rules and regulations of fare classes and changes and visa registration, all sorts of stuff that you can imagine, we’ve got some good POCs around how to do that and how to interact with those knowledge bases. Same with training, speeding up with training. We’ve got some good POCs from that perspective with generative AI. So very, very excited. In terms of the interaction with a live customer, we have clients who are trying to figure out the best way of doing it, but no client is prepared to risk their brand until they know that every single answer is accurate and not going to get them into trouble and not end up on the front page of the newspaper. And that is certainly some time away.
Alok Matapurkar: And that’s a key question also for me, which is there is regulation, there’s governance risk, security. You mentioned hallucination. What are you sensing in terms of the rate of adoption by clients en masse of Gen AI specifically?
Chris Caldwell: Yes. We see it as being very slow. This is the first time that a technology has come out where clients have actually put the brakes on. Where we talk to clients and say, would you like to try this. They say look, we’ve got to figure this out first. We’ve got to figure out how to make sure that the integrity of our brand is protected, that the integrity of information is protected when it’s impacting the customer directly. And we think that some of the adoption will actually be in replacing chatbots and other types of older technology that’s not giving as much contextual impact to their customers. And we see that as coming along, first, more so than any wholesale change that’s coming along. And again, it goes back to that driving of productivity and proficiency where we see a lot more interest and a lot more value to the brands.
Alok Matapurkar: Is it too early to have a point of view on the financial impact of Gen AI specifically? Or are you beginning to form new release in areas in which it will drive maybe margins up, giving revenue up?
Chris Caldwell: Yes. So we see it from this perspective, and it’s really along three different areas. The first is historically how automation has impacted our financials. And generally, what happens is that there is some revenue erosion because you’re taking, let’s say, a dollar transaction for lack of better terms as an example, and cutting it down because it’s all technology based. But from a margin dollar perspective, we actually see it increasing pretty significantly because there’s a lot less cost to produce that revenue. And so automation to us has been frankly, very, very profitable. And one of the reasons we’ve been able to raise our op income margin pretty significantly over the last number of years. And so expect that to be very, very healthy.
The second thing that we look at from a generative AI perspective is the actual cost of delivering generative AI. It’s more expensive than people realize and where people think it will hit the lower value transactions first. The reality is that on our models that we’ve seen, you can still do things cheaper with people offshore than you can with generative AI on a lot of the basic transactions. And people don’t necessarily realize that until they start getting into the cost models of paying for the tokens and everything else and the infrastructure that goes along with it.
So we think that will be delayed a little bit. But again, when it comes through, if stuff is already being done offshore, it will have a lower impact to revenue and sort of similar to higher margin dollar impact. If stuff has been doing onshore and being replaced with it, it will have more of an impact to revenue, but a significantly better impact to gross margin dollars on the back end, which is clearly what we’re continuing to try and drive from a margin profile perspective as we go through.
The last sort of economics that we look at in terms of our model that we think is very, very beneficial is what I talked about before. All these additional services around how we deliver generative AI, the consulting, implementing it, keeping it running, giving the feedback loop back to the clients. As we’ve done that in other parts of our business, that’s been very, very good for us. And so we expect to see all this new incremental revenue that comes through that we don’t even have now that will add to our growth.
Andre Valentine: Yes. And Chris, I would add, you haven’t even touched on the opportunities for our cost base. So there’s some meaningful cost that, frankly, clients don’t really see, but have to be there to have an adviser or a brand ambassador have a good interaction with a customer. And so we’re talking here about the training, the quality monitoring, the scheduling and all those types of things. Those are meaningful monthly costs that we have. Can we automate all of that? No. But can we reduce the cost there a bit? I think we absolutely can. And that will -- I think those benefits will largely accrue to us.
Chris Caldwell: And Alok, one thing that we haven’t necessarily talked about, and I’m not sure investors always appreciate is that we’ve continually focused on driving automation within our business, as we’ve talked about, helping us to drive up our margin profile. And as we’ve done that, what we found is that clients as a whole look to outsource more to us because we’re more efficient and gain better efficiencies over time by driving this automation. And so while there might be initial impact from a revenue perspective, you generally gain from it because you’re getting more of the volume from the clients that they want to outsource.
Alok Matapurkar: As you drive more efficiency, more productivity, do you see an impact on changes in contract structures, more outcome-based versus time and materials, more fixed price and so on. And this may, by the way, be happening regardless of Gen AI, but maybe especially because of?
Chris Caldwell: Yes, I think some of that is continuing to evolve. We continue to talk about outcomes-based pricing becoming a little more popular. It’s certainly not anywhere near a material amount of our revenue. A material amount of our revenue is still tied to some sort of transactional nature, but we do get more people kind of interested in it. I think economically, what it changes is that the benefits of automation don’t flow all to us. The clients also participate in that benefit, either driving lower cost of operations or other types of lower cost structures around doing it. And that’s absolutely fair, but we always similarly benefit from it as well. And we see that continuing on with Gen AI and everything else that comes along from an automation perspective.
Alok Matapurkar: As you think about leveraging Gen AI, do you have the people that you would need? Would you look outside? A bit of both?
Chris Caldwell: That’s a great question. And that’s where we think we are very, very differentiated. We made an acquisition a year ago of PK, which was a professional IT services firm and so we literally have thousands upon thousands of engineers and consultants and analytics folks who’ve been very quickly been able to get involved in the generative AI conversation because we’ve been doing AI/ML, we’ve been doing data lakes and analytics already, we’ve been doing the journey mapping consulting already. And now at scale, we can deliver these services to folks who want to start building in Gen AI into their ecosystem and customer journeys.
Alok Matapurkar: Great. Let me pause at this point and then certainly keep going to see if there’s any questions from the audience at all?
Unidentified Participant: Puneet from JPMorgan. Thanks for doing this. A quick question, a follow-up question on what you just said. Who is responsible for creating and training AI-based model within the company? Is it like the tech team that you talked about, like the 1,000-plus people or are you also training your project managers and essentially all employees so they can think and create solutions as it relates to generative AI?
Chris Caldwell: Yes, that’s a great question. So within our organization, we have thousands of, we call them innovators, that are within our organization through operations, back office, everything else. Some will be tech, some will be operationally orientated. Some will be Six Sigma experts from a process perspective. And they’re always thinking about ways to improve, what we do and deliver for our clients, and we get scored on that from an innovation perspective. Once they come up with an idea, then we go to our engineers and our kind of consultants focused on that about how do we actually implement these ideas, how do we actually operationalize them and drive them into the business?
But we have that throughout our entire organization. And when it comes to sort of the development engineers, it’s not like a thousand or two, it’s like literally -- when we think of our technical services capabilities, it’s well over 10,000 individuals that have this domain experience that can deliver on these solutions that are coming up to speed on Gen AI. So our POCs, we’ve got multiple, multiple POCs in place with clients of looking at how does this work, what can we do.
The other part of the question you talked about in terms of training the models, which I think is equally important. The way we look at it is that large language models out there in the public domain can answer about 85% and have contextual understanding, but can’t give accuracy and can’t necessarily do it without hallucinations. Where we feel that we play is sort of our own language model above that, that’s more brand specific and domain specific that we can control and has sort of that extra 15% of accuracy to give the confidence to our clients that we’re delivering to their spec, to their regulations, to their compliance that goes along with it.
The training of that model and the development of that model, clearly, technical team is developing the language model to do it. But then we also have the operational people to train that model because we handle literally billions of transactions a year to kind of feed those models to make them more and more accurate. Again, revenue generation opportunity for us and a differentiator for why someone would come and work with us versus others who don’t have access to that proprietary data.
Alok Matapurkar: Any other questions from the audience? Do you expect this dynamic to change the onshore/offshore mix for you and other industry participants over time?
Chris Caldwell: Not necessarily. The reality is that in our business, there’s always work, whether it be from a regulatory perspective or again, a compliance perspective, it needs to be done onshore. And then there’s some clients from a brand perspective that want to be aligned to delivering onshore. What we think is that evenly as work moves back and forth from economic conditions or regulatory conditions or brand conditions, the same things are going to happen and a same percentage is going to get automated regardless of whether it’s nearshore, onshore or offshore. That’s not going to necessarily be the driver of it.
Alok Matapurkar: And Chris, speaking of delivery, what are you now seeing in terms of both wage inflation, attrition, you heard attrition rates have come down now versus what we’ve seen just a few months ago?
Chris Caldwell: Yes, it’s interesting. Obviously, COVID drove attrition rates way, way down. And then as sort of things started opening up, attrition rates started coming up a little bit, never back to where it was sort of pre-COVID levels. And again, over the last number of months, attrition levels have started going down, primarily because there’s been a lot of people talking about layoffs and everything else. And so people are looking from a security perspective, of having engagement with their -- certainly with us and obviously with other companies just in terms of security. And I think that’s what we can offer to our staff. So we’ve seen that come down.
We’ve also seen sort of supply of talent of some of the higher-end tech talent really open up where we talked about in earnings calls two, three years -- well, two years ago, two and a half years ago, about really a hard time getting high-end tech talent. And now, frankly, that high-end tech talent is quite available, relatively robust in multiple, multiple markets, and that’s also allowing us to scale things that probably would have been more challenging two years ago.

Alok Matapurkar: And any thoughts on how all that plays into longer-term margin pressure or margin expansion?
Chris Caldwell: From our perspective, what’s going to drive our margin expansion is really more automation, really more getting into the adjacent markets that we talked about, whether it be consulting, the analytics that go along, some of our IT service offerings that kind of go along from that perspective. All of that’s going to drive a bigger margin perspective. Wage, either stable wage or lack of inflationary increases, because we’re not seeing as much wage pressure as there was, let’s say, call it, a year ago, when I think we had called out a number of times that there was much more wage pressure in North America and Europe. That’s not materially going to change our margin profile. It’s more of the services that we’re offering and the automation that we’re driving that we believe can continue to increase our margins.
Andre Valentine: And certainly, the synergies from the Webhelp combination will help as well as we bring those two companies together. Our synergy target there is $120 million by year three on our combined business, which I described earlier as being roughly $10 billion. So a meaningful opportunity for us there as well.
Alok Matapurkar: Chris, you mentioned PK. Can we talk a little bit about the digital IT/engineering side of things. Big growth area, but if you look at what public peers are saying a little bit of a rough and tumble out there this year. What trends are you seeing in your business? And any thoughts on Catalyst generally?
Chris Caldwell: Yes. I think we’re seeing sort of similar things as some of our peers have called out. Large multiyear projects that were kind of ground-up transformational projects generally have slowed down because people are measuring twice before they sign off on it. They’re really making sure that they’ve got the budget for it. They’re looking at seeing if they can push it a quarter here and there or they’re trying to more peanut butter spread it than any kind of big scale up. So we are seeing sort of that much more managed understanding of people’s cost structures before jumping into it, which I think probably you saw a year or two years ago when significantly higher growth rates. And so we’re definitely seeing that.
What we’re really happy about is we’re starting to see a lot more green shoots of where we’re doing those IT services, but they’re infused in our operation programs for delivering a integrated offering to clients. So instead of people just saying, hey we want some services, it’s we want the solution that is Catalyst services as well as our CX services, and that’s really exciting. That was our thesis for doing the PK acquisition, and so we’re starting to see that play out. Smaller deal structures to begin with, but we believe that will grow over time. And so super, super excited about what we’re seeing from that perspective.
We also think that from a supply of talent perspective because we are able to get sort of talent in more robust ways and in different market ways, that will also help us improve our margin profile over time in that space as we’re able to rebalance because when we did the acquisition, we had a lot more onshore of that talent versus offshore. And now we’re kind of getting more balanced to where we would be by growing our offshore opportunities with talent.
Alok Matapurkar: On that note, we’ve seen the sort of traditional lines blurring between BPO, CX, IT, in part due to some of the plays you made, including, of course, PK. Do you see more of that? And as a corollary to that, which parts do you see growing more? Do you see everything growing together as you’re describing all intermeshed? Or do you see more growth in one area versus another?
Chris Caldwell: Yes. We believe it goes back to how clients want to purchase. We continue to see clients wanting to purchase a solution and the more they can give to one partner from an end-to-end, they get more value out of it because it’s less moving parts, it’s less management overhead from their perspective. And also, when you connect all these kind of disparate pieces within a supply chain and bring them together, we tend to just be able to optimize it a lot more. And so we continue to see this focus on driving it, and we’ve certainly seen it. We’ve also seen, within the last couple of years, a very much more key focus on the CX experience from a brand perspective. And so we see a lot more CEOs who appreciate, hey, a good customer experience drives longer engagement with their customers, lower cost of keeping those customers, lower cost of acquisition of new customers, on and on and on and on and on. And similarly, bad experience can impact that.
So we’re seeing this renewed interest of driving a better customer experience. And that customer experience is no longer that last contact. It’s about that whole ecosystem about supporting that customer experience. So like is the back-end office able to process what they need to process as fast as they can to make that instant response back to that customer? Is the IT system supporting what that customer wants to do in a frictionless manner? And those require all these other adjacent capabilities that we’ve been building out. And so we do believe that this offering and this whole ability to deliver a complete ecosystem and process end-to-end is very, very compelling. And we see it as differentiated in our space because few players, if any, can really do it end-to-end.
Alok Matapurkar: So is it fair to say that you’re seeing clients pose a problem and you’re leveraging all the various solutions you have to solve that problem versus clients saying, I want engineering or I want CX?
Chris Caldwell: We’re seeing more of those conversations turning the complete solution. And it’s not starting off to saying, I’m looking for a complete solution. It’s more people saying, if I needed to reduce my cost structure by 10%, 15%, how could I do it? If I need to reduce my churn of customers, how would I do it? If I need to drive revenue at this rate, how would I do it? And then we look at it and say, well, these are the building blocks in order to complete it. Maybe it’s some journey mapping from a consulting perspective, maybe it’s an analytical project to look at sort of the defects of where your processes are breaking, maybe it’s IT services to kind of connect the parts, maybe it’s RPA to kind of drive some automation, maybe it’s a onshore, nearshore, offshore mix of your service delivery capabilities, all sorts of things go into it. And then the client looks at that and what it will deliver to their consumers and says, yes, that’s the solution I want. So it’s a much more sort of organic discussion than someone coming out and saying, “I’m looking for a total solution.” Those, not that common. It’s more of this kind of organic, bringing all the capabilities together and understanding what the business solution, our problem is, and delivering a total solution to combat that.
Alok Matapurkar: Let me pause here at the 4 minutes mark to see if there is any questions from the audience at all? Webcast as well? Okay. I’ll just keep going then. So Chris, zooming out, what are areas that you think will drive growth in the industry? What are areas that most excite you and therefore are driving some of the investment decisions as you think about growth for the next five, ten years even?
Chris Caldwell: Look, certainly, Gen AI, we think is going to drive growth, and that’s obviously top of mind. And so we continue to see a lot of opportunities with that, and we’ll be making investments in that space. We also see sort of more capabilities along some of our verticals as very, very interesting to us. So digital marketing and how to drive revenue for our clients becoming more and more important and top of mind, certainly in these economic times. We made an acquisition of ServiceSource in that space. Webhelp brings some capabilities in that space. And so we will be one of the few players globally who can drive real revenue management, channel management and frankly, revenue growth for our clients across a number of different industries. So that’s very, very exciting, and you’ll see us continue to make investments in that.
We continue to see sort of the next layer of analytics being a very, very interesting area. So we’re building the data lakes now. We’re doing some very rich and robust modeling in certain sectors. We’re not doing it across all sectors because you need a lot of domain knowledge to do it. So we see opportunities to invest and build that out. We’re seeing increased demand for fraud prevention. And fraud prevention is across all of our clients, across all of their channels, across all of their processes. And so you’ll see us continuing to make investments in those areas that I think will drive considerable amount of growth.
And then we’ve got some traditional areas of growth like content moderation, where even though AI has been in that for, gosh, now two, three years, four years, all of the large companies that are the platforms that need this content moderation done are saying AI has gone to the land of diminishing returns. You can’t get any better than where it’s at. And with the growth of content, you’re still going to require these folks who are needed to interact and develop and design and train the models and actually manage the content as it goes. So we see some traditional areas of just pure growth that’s going along.
The last area that we continue to see is that clients are becoming more and more focused on giving more of the process to an outsourcer. So if you think about 25% to 30% of the market of available services to be outsourced is outsourced, and getting to 25% to 30% has been 30 years and how big that market is, we suspect that as that continues to chunk up, more and more available market comes to us that we’ll be able to participate in.
Andre Valentine: Yes. Chris, I might just add, and this is maybe more of a near-term thing, not this year, but after we close the Webhelp transaction, just the excitement and the client set of being able to sell across the 2 footprints to clients of the other side as we come together. We didn’t model any revenue synergies in any of the work that we did on the transaction, but we know they’re there. And so we feel that will be another driver for us at least in the medium term.
Alok Matapurkar: Excellent. We have about a minute left. Chris, our favorite last question is, anything about Concentrix that you feel investors maybe don’t understand perfectly or you feel misunderstood or misconceptions out there, if you like to set the record straight?
Chris Caldwell: Ha, that’s a great question. Look, from our perspective, what most investors don’t appreciate is the type of value we add to our clients. And people kind of think of contact center as somewhat being low value. The reality is, is that when we look at our voice business, the engagement, the type of interactions that are needed from a compliance and regulatory perspective, as well as just sort of the complexity that’s dealing with, continue to get longer and longer and more valuable to our clients. And revenue per interaction continues to go up for us, which is somewhat the things that don’t appreciate.
The second thing is that clients don’t appreciate the breadth of, sorry, investors don’t appreciate the breadth of services we offer for our clients. And we’re getting more and more of our revenue across this whole end-to-end solution set. And that’s driving sort of a margin, better margin conversation, a better stickiness conversation and a better growth profile conversation with our clients. We’ve called out very clearly that 10% of our business is quite commoditized. That’s continuing to go down. It was 13% a year ago. It’s 10% now, and we’ll continue to drive it down. And you’ll see us invest and spend more in this much more stickier, engaged, higher margin-rich business that will continue to drive our growth. And we’re very, very confident we’ll be able to continue to execute on this path.
Alok Matapurkar: Excellent. There was a question from the webcast, actually, that just popped up, but let me see if I can pull it up. It vanished.
Chris Caldwell: I’ll say, Alok, this is customer experience of technology. Of why we always know we’ll be in business because you can’t bring it up.
Alok Matapurkar: AI can’t do it.
Chris Caldwell: I know.

Alok Matapurkar: Excellent. Anything else in the audience at all? Great. I think we’re set. Chris and Andre, thank you very much. It’s a pleasure to have you and look forward to having you again next year.
Chris Caldwell: Perfect. Thank you very much, everybody.
Andre Valentine: Thank you.

Additional Information and Where to Find It
In connection with the proposed transaction between Concentrix Corporation (the “Company”) and Webhelp, the Company plans to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement to each stockholder entitled to vote at the special meeting relating to the transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the transaction (when they become available) and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) and the Company’s website at www.concentrix.com.
Participants in the Solicitation
The Company and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such transaction when it is filed with the SEC. You may obtain information about the Company’s executive officers and directors in the Company’s definitive proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on February 9, 2023. To the extent holdings of such participants in the Company’s securities are not reported, or have changed since the amounts described in the proxy statement for the 2023 annual meeting of stockholders, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at www.concentrix.com.
Information for U.S. Persons holding Marnix Lux Shares
This proposed business combination is made for the securities of a non-U.S. company. The offer is subject to disclosure and procedural requirements in France and other non-U.S. jurisdictions that are different from those of the United States. The proposed transaction will be structured to comply with the securities laws and regulations in France, the United States and other applicable jurisdictions that are applicable to transactions of this type.
It may be difficult for U.S. holders of Marnix Lux shares to enforce their rights and any claims they may have arising under the federal securities laws of the United States, since Marnix Lux is incorporated in a non-U.S. jurisdiction, and some or all of its officers and directors may be residents of a non-U.S.

jurisdiction. U.S. holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
Forward-Looking Statements
The accompanying presentation contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding the combination with Webhelp and the timing thereof, including the satisfaction of closing conditions and the timing thereof, the exercise of the Put Option and the execution of the SPA, and statements that include words such as believe, expect, may, will, provide, could and should and other similar expressions. These forward-looking statements are inherently uncertain and involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things: risks related to the proposed transaction, including that the proposed transaction will not be consummated; the ability to satisfy the closing conditions to the proposed transaction in a timely manner, on acceptable terms or at all; conditions in the credit markets and the ability to obtain financing for the proposed transaction on a favorable basis, if at all; fluctuations in currency exchange rates and their impact on the U.S. dollar cost for Euro-denominated obligations; the ability to retain key employees and successfully integrate the Webhelp business; the Company’s ability to realize estimated cost savings, synergies or other anticipated benefits of the proposed transaction, or that such benefits may take longer to realize than expected; diversion of management’s attention; the potential impact of the announcement or consummation of the proposed acquisition on relationships with clients and other third parties; the unfavorable outcome of any legal proceedings that may be instituted against the Company, Webhelp Parent, the Sellers or the combined company; and other risks related to the Company’s and Webhelp’s businesses, including risks related to general economic conditions, cyberattacks on the Company’s or Webhelp’s networks and information technology systems, the loss of key personnel or the inability to attract and retain staff, increases in the cost of labor, the effects of communicable diseases, natural disasters, adverse weather conditions or public health crises, competitive conditions in the Company’s industry, higher than expected tax liabilities, the demand for CX solutions and technology, changes in law, and other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2022 filed with the SEC and subsequent SEC filings. The Company does not undertake a duty to update forward-looking statements, which speak only as of the date on which they are made.